PROSPECTUS	Filed Pursuant to Rule 424(b)(4)
Registration No. 333-249738

1,000,000 Shares of Common Stock

Pursuant to this prospectus, U.S. Energy Corp. (the “Company”, “U.S. Energy”, “we”, “us” and “our”) is offering 1,000,000 shares of our common stock, $0.01 par value per share, at a public offering price of $3.00 per share, in a firm commitment underwritten public offering (the “Offering”).

Our common stock is listed on The NASDAQ Capital Market under the symbol “USEG.” On November 12, 2020, the last reported sales price of our common stock was $3.33 per share.

You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described under, and incorporated by reference in, “Risk Factors” beginning on page 7 of this prospectus and in our reports filed with the Securities and Exchange Commission which are incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$3.00	$3,000,000.00
Underwriting discounts and commissions (1)	$0.21	$210,000.00
Proceeds, before expenses, to us	$2.79	$2,790,000.00

(1)	We have also agreed to reimburse the underwriters for certain expenses. See “Underwriting” beginning on page 28 for a description of these arrangements.

We have granted a 45-day option to the representative of the underwriters to purchase up to 150,000 additional shares of common stock from us solely to cover over-allotments, if any, at the public offering price, less underwriting discounts and commissions. See “Underwriting.”

The underwriters expect to deliver the shares of our common stock against payment therefor on or about November 16, 2020, subject to customary closing conditions.

Sole Bookrunner

Kingswood Capital Markets

division of Benchmark Investments, Inc.

Co-Manager

R.F. Lafferty & Co., Inc.

The date of this prospectus is November 12, 2020

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference into this prospectus and any free writing prospectus. We have not, and the underwriters have not authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted. In making an investment decision, prospective investors must rely on their own examination of us and the terms of the Offering, including the merits and risks involved. None of the Company, the underwriters nor any of their respective representatives is making any representation to you regarding the legality of an investment decision in our securities by you under applicable laws.

You should not assume that the information contained in this prospectus and any free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any free writing prospectus is delivered or securities are sold on a later date. We have filed with the SEC a registration statement on Form S-1 with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement and the exhibits that are a part of the registration statement. We will disclose any material changes in our affairs in a post-effective amendment to the registration statement, a future prospectus supplement, a free writing prospectus, or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus. It is important for you to read and consider all the information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision.

We further note that the representations, warranties, and covenants made by us or the underwriters in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties, or covenants were accurate only as of the date when made. Accordingly, such representations, warranties, and covenants should not be relied on as accurately representing the current state of our affairs.

Before you invest in the shares, you should read the registration statement (including the exhibits thereto) of which this prospectus forms a part, including the risk factors set forth below under, and incorporated by reference in, “Risk Factors”, the information regarding forward-looking statements under “Cautionary Statement Regarding Forward-Looking Statements”, and the documents incorporated by reference herein. The incorporated documents are described in this prospectus under the headings “Incorporation of Certain Documents by Reference.”

Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

Our logo and other trade names, trademarks, and service marks of U.S. Energy Corp. appearing in this prospectus are the property of our company. Other trade names, trademarks, and service marks appearing in this prospectus are the property of their respective holders.

The market data and certain other statistical information used throughout this prospectus and incorporated herein are based on independent industry publications, government publications, and other published independent sources. Although we believe that these third-party sources are reliable and that the information is accurate and complete, we have not independently verified the information. Some data is also based on our good faith estimates. While we believe the market data included in this prospectus and the information incorporated herein by reference is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors” beginning on page 7 of this prospectus.

All references to “we”, “our”, “us”, the “Company”, and “U.S. Energy” in this prospectus mean U.S. Energy Corp. and all entities owned or controlled by us except where it is made clear that the term means only the parent company. The term “you” refers to a prospective investor. Please carefully read this prospectus and any free writing prospectus, in addition to the information contained in the documents we refer to under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference”.

In addition, unless the context otherwise requires and for the purposes of this prospectus:

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

●	“SEC” or the “Commission” refers to the United States Securities and Exchange Commission; and

●	“Securities Act” refers to the Securities Act of 1933, as amended.

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PROSPECTUS SUMMARY

The following summary highlights material information found in more detail elsewhere in or incorporated by reference in, this prospectus. It does not contain all of the information you should consider. As such, before you decide to buy our common stock, in addition to the following summary, we urge you to carefully read this entire prospectus and documents incorporated by reference herein, and any other prospectus supplements or free writing prospectuses, especially the risks of investing in our common stock as discussed under, and incorporated by reference in, “Risk Factors” herein. The following summary is qualified in its entirety by the detailed information appearing elsewhere in this prospectus. See also the information set forth under the section “Cautionary Statement Regarding Forward-Looking Statements.”

Summary of Business

We are a Wyoming corporation, which was organized in 1966. We are an independent energy company focused on the acquisition and development of operated and non-operated oil and gas producing properties in the continental United States. We have historically explored for and produced oil and natural gas through a non-operator business model. As the majority of our reserves are non-operated, we rely on our operating partners to propose, permit, drill, complete, and produce oil and natural gas wells. Before a well is drilled, the operator provides all oil and natural gas interest owners in the designated well the opportunity to participate in the drilling and completion costs and revenues of the well on a pro-rata basis. Our operating partners also produce, transport, market, and account for all oil and natural gas production.

Our working interest varies by project and may change over time based on the terms of our leases and operating agreements. These projects may result in numerous wells being drilled over the next three to five years depending on, among other things, commodity prices and the availability of capital resources required to fund the expenditures. We are also actively pursuing potential acquisitions of exploration, development, and production-stage oil and natural gas properties or companies.

We own working interests in a geographically and geologically diverse portfolio of oil-weighted prospects in varying stages of exploration and development. Prospect stages range from prospect origination, including geologic and geophysical mapping, to leasing, exploratory drilling, and development. The Company participates in the prospect stages either for its own account or with prospective partners to enlarge its oil and natural gas lease ownership base.

For the remainder of 2020 and beyond, we intend to seek additional opportunities in the oil and natural gas sector, including but not limited to further acquisition of assets, participation with current and new industry partners in their exploration and development projects, acquisition of existing companies, and the purchase of oil-producing assets, funding permitting.

Key elements of our current business strategy include:

●	Deploy our Capital in a Conservative and Strategic Manner and Review Opportunities to Bolster our Liquidity. We believe that in the current industry environment, maintaining liquidity is critical. Therefore, we plan to be highly selective in the projects we evaluate and will review opportunities to bolster our liquidity and financial position through various means.

●	Evaluate and Pursue Value-Enhancing Transactions. We plan to continuously evaluate strategic alternative opportunities that we believe will enhance shareholder value.

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Recent Events:

On September 25, 2020, we entered into an Asset Purchase Agreement (the “APA”) with Randolph N. Osherow, as Chapter 7 trustee, for FieldPoint Petroleum Corporation’s Chapter 7 bankruptcy proceedings (the “Seller”). Pursuant to the APA, we acquired all of the Seller’s rights to, and interest in, both operated and non-operated properties primarily in Lea County, New Mexico, and Converse County, Wyoming (the “Properties”). The Properties produced approximately 23,572 barrels of oil equivalent (BOE) for the six months ended June 30, 2020. We paid $25,000 as a deposit in connection with the acquisition and paid the remaining amount of the $500,000 aggregate purchase price (i.e., $475,000), on September 25, 2020, upon the closing of the acquisition, which was subject to the approval of the bankruptcy court. We borrowed $375,000 of the cash paid in connection with the acquisition from APEG Energy II, L.P. (a 33% shareholder of the Company), which entity Patrick E. Duke, a director of the Company, has shared voting power and shared investment power over (“APEG”). To evidence the amounts borrowed, we issued APEG a $375,000 Secured Promissory Note (the “APEG Note”), which accrues 10% annual interest (18% upon the occurrence of an event of default), compounded monthly, through the maturity date, September 24, 2021, with all interest payable on the maturity date (or earlier as discussed below). The APEG Note may be prepaid at any time before maturity, provided that upon any prepayment of the note, we are required to pay APEG the amount of interest which would have accrued through maturity (at 10% per annum). Our obligations under the APEG Note are secured by APEG’s rights, and the security interests created under, that certain Mortgage, Mortgage – Collateral Real Estate Mortgage, Deed of Trust, Assignment of as-Extracted Collateral, Security Agreement, Fixture Filing, and Financing Statement, from Energy One LLC, our wholly-owned subsidiary, to Russell Otts, as Trustee, for the Benefit of BNP Paribas, as administrative agent, and the other secured persons, entered into on or around July 2010, and all Uniform Commercial Code (UCC) financing statements filed in connection therewith, the rights pursuant to which have previously been assigned to APEG.

On September 29, 2020, a holder of warrants of the Company exercised warrants to purchase 50,000 shares of common stock with an exercise price of $11.30 per share, for an aggregate of $565,000, which aggregate exercise price has been received by the Company and which shares have been issued to date. The shares underlying the warrants were covered under a registration statement which has previously been declared effective under the Securities Act.

On September 30, 2020, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Purchasers”) for the sale by the Company in a registered direct offering of an aggregate of 315,810 shares (the “Shares”) of the Company’s common stock at $5.25 per share, for aggregate gross proceeds of $1,658,002.50, before deducting the placement agent fees and related offering expenses (the “September 2020 Offering”). The September 2020 Offering closed on October 2, 2020.

Under the Purchase Agreement, the Company agreed not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of the Company’s common stock or common stock equivalents for a period of 180 days from the closing of the offering, other than certain exempt issuances including, but not limited to, securities issued pursuant to the Company’s equity compensation plans, which restriction has been waived in connection with the current Offering. Additionally, each of the officers and directors of the Company pursuant to lock-up agreements agreed not to sell or transfer any of the Company securities which they hold, subject to certain exceptions, during the 180-day period following the closing of the September 2020 Offering.

Until the six-month anniversary of the closing of the offering, the Company was required to offer each of the Purchasers the right to participate in an amount up to 50% of any subsequent financing transaction undertaken by the Company. As consideration for the Purchasers agreeing to allow the Company to proceed with this Offering, the Company agreed to extend such right to participate for 12 months following the closing of the September 2020 Offering. As such, the Purchasers were offered the right to acquire up to 50% of the securities offered hereby.

Kingswood Capital Markets, division of Benchmark Investments, Inc., acted as the sole placement agent for the Company (the “Placement Agent”) on a “reasonable best efforts” basis, in connection with the offering. The Company entered into a Placement Agency Agreement, dated as of September 29, 2020, by and between the Company and the Placement Agent (the “Placement Agency Agreement”). Pursuant to the Placement Agency Agreement, the Placement Agent received a cash fee of 6% of the gross proceeds in the September 2020 Offering.

On November 9, 2020, we, through our wholly-owned subsidiary New Horizon Resources LLC entered into a Purchase and Sale Agreement (“PSA”) to acquire certain assets from Newbridge Resources LLC (“Newbridge”). The transaction, which is subject to customary closing conditions, is expected to close during the fourth quarter of 2020. The assets include acreage and operated producing properties in Liberty County, Texas (the “Newbridge Properties”). The Newbridge Properties also consist of approximately 680 net acres located primarily in Liberty County, Texas, which are 100% held by production, and which average a 100% working interest and 86% net revenue interest. The consideration payable by the Company for the Newbridge Properties will consist of $250,000 in shares of the Company’s restricted common stock (the “Purchase Price”). The number of shares issuable will equal the Purchase Price divided by the lesser (i.e., the calculation which results in the greatest number of shares) of (a) the closing sales price of our common stock as traded on The NASDAQ Capital Market on the day prior to the closing; and (b) the volume weighted average price of our common stock, as traded on The NASDAQ Capital Market, for the 15 trading days immediately prior to the closing date.

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Impacts of COVID-19 Pandemic and Effect on Economic Environment

In early March 2020, there was a global outbreak of COVID-19 that has resulted in a drastic decline in global demand for certain mineral and energy products including crude oil. As a result of the lower demand caused by the COVID-19 pandemic and the oversupply of crude oil, spot and futures prices of crude oil fell to historic lows during the second quarter of 2020 and remain depressed. Operators in North Dakota’s Williston Basin responded by significantly decreasing drilling and completion activity and shutting in or curtailing production from a significant number of producing wells. Operators’ decisions on these matters are changing rapidly, and it is difficult to predict the future effects on the Company’s business. Lower oil and natural gas prices not only decrease our revenues, but an extended decline in oil or gas prices may materially and adversely affect our future business, financial position, cash flows, results of operations, liquidity, ability to finance planned capital expenditures, and the oil and natural gas reserves that we can economically produce.

Additionally, the outbreak of COVID-19 and decreases in commodity prices resulting from oversupply, government-imposed travel restrictions, and other constraints on economic activity have caused a significant decrease in the demand for oil and has created disruptions and volatility in the global marketplace for oil and gas beginning in the first quarter of 2020, which negatively affected our results of operations and cash flows. These conditions have persisted throughout the second and third quarters and continue to negatively affect our results of operations and cash flows. While demand and commodity prices have shown signs of recovery, they are not back to pre-pandemic levels, and financial results may continue to be depressed in future quarters. The extent to which the COVID-19 pandemic impacts our business going forward will depend on numerous evolving factors we cannot reliably predict, including the duration and scope of the pandemic; governmental, business, and individuals’ actions in response to the pandemic; and the impact on economic activity including the possibility of recession or financial market instability. These factors may adversely impact the supply and demand for oil and gas and our ability to produce and transport oil and gas and perform operations at and on our properties. This uncertainty also affects management’s accounting estimates and assumptions, which could result in greater variability in a variety of areas that depend on these estimates and assumptions, including investments, receivables, and forward-looking guidance.

At June 30, 2020, we performed an impairment review resulting in the Company recording a ceiling test write-down of $1.8 million due to the effect lower crude oil prices had on the value of its proved reserves. In addition, the Company evaluated its unevaluated property at June 30, 2020, and recorded a reclassification to the depletable base of the full cost pool of $2.1 million related to a reduction in value of certain of its acreage. In the calculation of the ceiling test as of June 30, 2020, the Company used $47.17 per barrel for oil and $2.07 per thousand cubic feet (mcf) for natural gas (as further adjusted for differentials related to property, specific gravity, quality, local markets and distance from markets) to compute the future cash flows of the Company’s producing properties. The discount factor used was 10%. These prices represent the average of the first day of the month prices for oil and natural gas for each month in the twelve-month period ended June 30, 2020. If depressed prices for crude oil continue, it is likely that the Company will experience additional ceiling test write-downs in 2020 as higher prices from last year and the beginning of 2020 used in the calculation of the average price are replaced with lower prices. We currently expect that our unaudited financial statements for the nine months ended September 30, 2020, will include ceiling test write-downs similar to those related to our unaudited financial statements for the six months ended June 30, 2020.

Risks That We Face

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. The risks are discussed more fully in and incorporated by reference in, the “Risk Factors” section of this prospectus. These risks include, but are not limited to, the following:

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●	our ability to obtain sufficient cash flow from operations, borrowing, and/or other sources to fully develop our undeveloped acreage positions;

●	volatility in oil and natural gas prices, including further declines in oil prices and/or natural gas prices, which would have a negative impact on operating cash flow and could require further ceiling test write-downs on our oil and natural gas assets;

●	the possibility that the oil and natural gas industry may be subject to new adverse regulatory or legislative actions (including changes to existing tax rules and regulations and changes in environmental regulation);

●	the general risks of exploration and development activities, including the failure to find oil and natural gas in sufficient commercial quantities to provide a reasonable return on investment;

●	future oil and natural gas production rates, and/or the ultimate recoverability of reserves, falling below estimates;

●	the ability to replace oil and natural gas reserves as they deplete from production;

●	environmental risks;

●	risks associated with our plan to develop additional operating capabilities, including the potential inability to recruit and retain personnel with the requisite skills and experience and liabilities we could assume or incur as an operator or to acquire operated properties or obtain operatorship of existing properties;

●	availability of pipeline capacity and other means of transporting crude oil and natural gas production, and related midstream infrastructure and services;

●	competition in leasing new acreage and for drilling programs with operating companies, resulting in less favorable terms or fewer opportunities being available;

●	higher drilling and completion costs related to competition for drilling and completion services and shortages of labor and materials;

●	disruptions resulting from unanticipated weather events, natural disasters, and public health crises and pandemics, such as the coronavirus, resulting in possible delays of drilling and completions and the interruption of anticipated production streams of hydrocarbons, which could impact expenses and revenues;

●	economic downturns and possible recessions caused thereby (including as a result of COVID-19);

●	the effects of global pandemics, such as COVID-19 on our operations, properties, the market for oil and gas, and the demand for oil and gas;

●	the need to write-down assets and/or shut-in wells, or our non-operated wells being shut-in by their operators;

●	litigation involving our former officers and directors, stockholders and third parties;

●	unanticipated down-hole mechanical problems, which could result in higher than expected drilling and completion expenses and/or the loss of the wellbore or a portion thereof; and

●	Other risks disclosed below under, and incorporated by reference in, “Risk Factors”.

Corporate Information

Our principal executive offices are located at 675 Bering Dr, Suite 100, Houston, Texas 77057 and our telephone number is (303) 993-3200.

Additional information about us is available on our website at https://usnrg.com. We do not incorporate the information on or accessible through our websites into this prospectus, and you should not consider any information on, or that can be accessed through, our websites as part of this prospectus.

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THE OFFERING

Issuer:	U.S. Energy Corp.

Securities offered hereby:	1,000,000 shares of common stock.

Public offering price per share of common stock	$3.00 per share.

Over-allotment option	We have granted a 45-day option to the representative of the underwriters to purchase up to 150,000 additional shares of common stock from us solely to cover over-allotments, if any, at the public offering price per share, less underwriting discounts and commissions.

Common stock outstanding prior to this Offering:	1,765,564 shares.

Common stock to be outstanding after this Offering:	2,765,564 shares of our common stock. If the underwriters’ over-allotment option is exercised in full, the total number of shares of common stock outstanding immediately after this Offering would be 2,915,564.

Use of proceeds:

We estimate that our net proceeds from this Offering will be approximately $2.6 million after deducting underwriting discounts and commissions and estimated offering expenses, or approximately $3.0 million if the underwriters’ option to purchase additional shares is exercised in full.

We intend to use the net proceeds from this Offering for general corporate and working capital, acquisitions of oil and gas properties and assets or for other purposes that the our board of directors (the “Board of Directors” or the “Board”), in their good faith, deems to be in the best interest of the Company. See “Use of Proceeds” for more information.

Risk factors:	An investment in our common stock involves a significant degree of risk. You should read the “Risk Factors” section of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of factors to consider before deciding to purchase shares of our common stock.

NASDAQ Capital Market Symbol for our common stock:	USEG

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In this prospectus, unless otherwise indicated, the number of shares of our common stock and other capital stock, and the other information based thereon, are as of November 12, 2020, and excludes:

●	Shares of common stock issuable in connection with the closing of the acquisition of the Newbridge Properties, described above under “Recent Events”;

●	50,000 shares of common stock issuable upon the exercise of outstanding warrants to purchase shares of common stock at an exercise price of $5.25 per share prior to this Offering, which will be adjusted to an exercise price of $3.00 per share upon the closing of the Offering;

●	31,367 shares of our common stock issuable upon the exercise of outstanding options to purchase shares of common stock at a weighted-average exercise price of $64.78 per share; and

●	79,334 shares of our common stock currently issuable upon the conversion of the 50,000 shares of our outstanding Series A Preferred Stock.

Additionally, unless otherwise stated, all information in this prospectus:

●

does not take into account the acquisition of the Newbridge Properties, described above under “Recent Events”, which transaction has not closed to date and which transaction is subject to the satisfaction of certain closing conditions;

●	assumes no exercise by the underwriters of their over-allotment option;

●	excludes the acquisition of the Properties, which closed on September 25, 2020;

●	assumes no issuance of shares available for future issuance under our equity compensation plans; and

●	reflects all currency in United States dollars.

RISK FACTORS

Before making an investment decision, you should consider the “Risk Factors” discussed below, in the section entitled “Risk Factors” contained under Item 1A of Part I of our most recent Annual Report on Form 10-K for the year ended December 31, 2019, and under “Risk Factors” under Item 1A of Part II of subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as the same may be amended, supplemented or superseded from time to time by our subsequent filings and reports under the Securities Act or the Exchange Act, each of which is incorporated by reference in this prospectus. For more information, see “Incorporation of Certain Documents by Reference.” The market or trading price of our securities could decline due to any of these risks. In addition, please read “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus.

The securities offered herein are highly speculative and should only be purchased by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and the aforementioned risk factors that are incorporated herein by reference and other information in this prospectus before deciding to become a holder of our common stock. The risks and uncertainties described in these incorporated documents and described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us may also impair our business operations. If any of these risks occur, our business and financial results could be negatively affected to a significant extent. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Risks Relating to Our Business:

We will need additional capital to complete future acquisitions, conduct our operations, and fund our business, and our ability to obtain the necessary funding is uncertain.

We will need to raise additional funding to complete future potential acquisitions and will be required to raise additional funds through public or private debt or equity financing or other various means to fund our operations and complete exploration and drilling operations, and acquire assets. In such a case, adequate funds may not be available when needed or may not be available on favorable terms. If we need to raise additional funds in the future by issuing equity securities, dilution to existing stockholders will result, and such securities may have rights, preferences, and privileges senior to those of our common stock. If funding is insufficient at any time in the future and we are unable to generate sufficient revenue from new business arrangements, to complete future acquisitions or operations, our results of operations and the value of our securities could be adversely affected.

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Additionally, due to the nature of oil and gas interests, i.e., that rates of production generally decline over time as oil and gas reserves are depleted, if we are unable to drill additional wells and develop our reserves, either because we are unable to raise sufficient funding for such development activities, or otherwise, or in the event we are unable to acquire additional operating properties, we believe that our revenues will continue to decline over time. Furthermore, in the event we are unable to raise additional required funding in the future, we will not be able to participate in the drilling of additional wells, will not be able to complete other drilling and/or workover activities, and may not be able to make required payments on our outstanding liabilities.

If this were to happen, we may be forced to scale back our business plan which could result in the value of our outstanding securities declining in value.

Declines in oil, natural gas liquids (NGL) and natural gas prices, have in the past and will continue in the future to, adversely affect our business, financial condition or results of operations, and our ability to meet our capital expenditure obligations or targets and financial commitments.

The price we receive for our oil and, to a lesser extent, natural gas and NGLs, heavily influences our revenue, profitability, cash flows, liquidity, access to capital, present value and quality of our reserves, the nature and scale of our operations, and our future rate of growth. Oil, NGL, and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. In recent years, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. Further, oil prices and natural gas prices do not necessarily fluctuate in direct relation to each other. The price of crude oil has experienced significant volatility over the last five years, with the price of a barrel of oil dropping below $20 during the earlier part of the year, due in part to reduced global demand stemming from the recent global COVID-19 outbreak, and only recently increasing to around $35-$40 a barrel. A prolonged period of low market prices for oil and natural gas, or further declines in the market prices for oil and natural gas, will likely result in capital expenditures being further curtailed and will adversely affect our business, financial condition and liquidity, and our ability to meet obligations, targets or financial commitments and could ultimately lead to restructuring or filing for bankruptcy, which would have a material adverse effect on our stock price and indebtedness. Additionally, lower oil and natural gas prices have, and may in the future, cause, a decline in our stock price.

Our success is dependent on the prices of oil, NGLs, and natural gas. Low oil or natural gas prices and the substantial volatility in these prices will adversely affect, and are expected to continue to adversely affect, our business, financial condition and results of operations, and our ability to meet our capital expenditure requirements and financial obligations.

The prices we receive for our oil, NGLs, and natural gas heavily influence our revenue, profitability, cash flow available for capital expenditures, access to capital, and future rate of growth. Oil, NGLs, and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the commodities market has been volatile. For example, the price of crude oil has experienced significant volatility over the last five years. We believe that prices for natural gas and NGLs experienced declines of similar magnitude. An extended period of continued lower oil prices, or additional price declines, will have further adverse effects on us. The prices we receive for our production, and the levels of our production, will continue to depend on numerous factors, including the following:

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●	the domestic and foreign supply of oil, NGLs, and natural gas;

●	the domestic and foreign demand for oil, NGLs, and natural gas;

●	the prices and availability of competitors’ supplies of oil, NGLs, and natural gas;

●	the actions of the Organization of Petroleum Exporting Countries, or OPEC, and state-controlled oil companies relating to oil price and production controls;

●	the price and quantity of foreign imports of oil, NGLs, and natural gas;

●	the impact of U.S. dollar exchange rates on oil, NGLs, and natural gas prices;

●	domestic and foreign governmental regulations and taxes;

●	speculative trading of oil, NGLs, and natural gas futures contracts;

●	localized supply and demand fundamentals, including the availability, proximity, and capacity of gathering and transportation systems for natural gas;

●	the availability of refining capacity;

●	the prices and availability of alternative fuel sources;

●	the threat, or perceived threat, or results, of viral pandemics, for example, as experienced with the COVID-19 pandemic in 2020;
●	weather conditions and natural disasters;

●	political conditions in or affecting oil, NGLs, and natural gas producing regions, including the Middle East and South America;

●	the continued threat of terrorism and the impact of military action and civil unrest;

●	public pressure on, and legislative and regulatory interest within, federal, state, and local governments to stop, significantly limit, or regulate hydraulic fracturing activities;

●	the level of global oil, NGL, and natural gas inventories and exploration and production activity;

●	authorization of exports from the United States of liquefied natural gas;

●	the impact of energy conservation efforts;

●	technological advances affecting energy consumption; and

●	overall worldwide economic conditions.

Declines in oil, NGL, or natural gas prices will reduce not only our revenue but also the amount of oil, NGL, and natural gas that we, and the operators of our properties, can produce economically. Should natural gas, NGL or oil prices remain at current levels for an extended period, our wells, including our non-operated wells, may be forced to be shut-in, and we may be forced to delay some or all of our exploration and development plans for our prospects and cease exploration or development activities on certain prospects due to the anticipated unfavorable economics from such activities. As a result, we will have to make substantial downward adjustments to our estimated proved reserves, each of which would have a material adverse effect on our business, financial condition, and results of operations. Due to the lower demand caused by the COVID-19 pandemic and the oversupply of crude oil, spot and futures prices of crude oil fell to historic lows during the second quarter of 2020 and remain depressed. Operators in North Dakota’s Williston Basin responded by significantly decreasing drilling and completion activity and shutting in or curtailing production from a significant number of producing wells.

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Our business and operations have been adversely affected by, and are expected to continue to be adversely affected by, the COVID-19 pandemic, and may be adversely affected by other similar outbreaks.

As a result of the COVID-19 pandemic or other adverse public health developments, including voluntary and mandatory quarantines, travel restrictions, and other restrictions, our operations, and those of our subcontractors, customers, and suppliers, have and are anticipated to continue to experience delays or disruptions and temporary suspensions of operations. In addition, our financial condition and results of operations have been and are likely to continue to be adversely affected by the COVID-19 pandemic.

The timeline and potential magnitude of the COVID-19 outbreak are currently unknown. The continuation or amplification of this virus could continue to more broadly affect the United States and global economy, including our business and operations, and the demand for oil and gas. For example, the outbreak of coronavirus has resulted in a widespread health crisis that will adversely affect the economies and financial markets of many countries, resulting in an economic downturn that will affect our operating results. Other contagious diseases in the human population could have similar adverse effects. In addition, the effects of COVID-19 and concerns regarding its global spread have recently negatively impacted the domestic and international demand for crude oil and natural gas, which has contributed to price volatility, impacted the price we receive for oil and natural gas, and has materially and adversely affected the demand for and marketability of our production, and is anticipated to continue to adversely affect the same for the foreseeable future. As the potential impact from COVID-19 is difficult to predict, the extent to which it will negatively affect our operating results, or the duration of any potential business disruption is uncertain. The magnitude and duration of any impact will depend on future developments and new information that may emerge regarding the severity and duration of COVID-19 and the actions taken by authorities to contain it or treat its impact, all of which are beyond our control. These potential impacts, while uncertain, have already negatively affected our first, second, and third-quarter results of operations, due both to decreases in the overall market prices of oil and gas and well shut-ins (provided that all wells previously shut-in during the second quarter are now back online) and are anticipated to have a negative impact on multiple future quarters’ results as well, as a result of various factors including potential further decreases in, or prolonged periods of decreased pricing in, oil and gas, potential further well shut-ins and the possible continued decline in global demand for oil and gas.

We may be forced to write-down material portions of our assets if low oil prices continue.

The COVID-19 pandemic has led to an economic downturn resulting in lower oil prices, and the Company could be required to shut-in some or all of its production in the future should market conditions deteriorate. A continued period of low prices may force us to incur material write-downs of our oil and natural gas properties, which could have a material effect on the value of our properties, and cause the value of our securities to decline in value. For example, at June 30, 2020, we performed an impairment review resulting in the Company recording a ceiling test write-down of $1.8 million due to the effect lower crude oil prices had on the value of its proved reserves. In addition, the Company evaluated its unevaluated property at June 30, 2020, and recorded a reclassification to the depletable base of the full cost pool of $2.1 million related to a reduction in value of certain of its acreage. In the calculation of the ceiling test as of June 30, 2020, the Company used $47.17 per barrel for oil and $2.07 per thousand cubic feet (mcf) for natural gas (as further adjusted for differentials related to property, specific gravity, quality, local markets and distance from markets) to compute the future cash flows of the Company’s producing properties. The discount factor used was 10%. These prices represent the average of the first day of the month prices for oil and natural gas for each month in the twelve-month period ended June 30, 2020. If depressed prices for crude oil continue, it is likely that the Company will experience additional ceiling test write-downs in 2020 as higher prices from last year and the beginning of 2020 used in the calculation of the average price are replaced with lower prices. We currently expect that our unaudited financial statements for the nine months ended September 30, 2020, will include ceiling test write-downs similar to those related to our unaudited financial statements for the six months ended June 30, 2020.

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Declining general economic, business or industry conditions have, and will continue to have, a material adverse effect on our results of operations, liquidity, and financial condition, and are expected to continue having a material adverse effect for the foreseeable future.

Concerns over global economic conditions, the threat of pandemic diseases and the results thereof, energy costs, geopolitical issues, inflation, the availability and cost of credit, the United States mortgage market, and a declining real estate market in the United States have contributed to increased economic uncertainty and diminished expectations for the global economy. These factors, combined with volatile prices of oil and natural gas, declining business and consumer confidence, and increased unemployment, have precipitated an economic slowdown and a recession, which could expand to a global depression. Concerns about global economic growth have had a significant adverse impact on global financial markets and commodity prices and are expected to continue having a material adverse effect for the foreseeable future. If the economic climate in the United States or abroad continues to deteriorate, demand for petroleum products could diminish, which could further impact the price at which we can sell our oil, natural gas, and natural gas liquids, affect the ability of our vendors, suppliers and customers to continue operations, and ultimately adversely impact our results of operations, liquidity and financial condition to a greater extent than it has already.

The marketability of our production is dependent upon oil and natural gas gathering, transportation, and storage facilities owned and operated by third parties, and the unavailability of satisfactory oil and natural gas transportation arrangements have had a material adverse effect on our revenue.

The unavailability of satisfactory oil and natural gas transportation arrangements has hindered our access to oil and natural gas markets and has delayed production from our wells. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for, and supply of, oil and natural gas and the proximity of reserves to pipelines, terminal facilities, and storage facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines, processing facilities, and storage facilities owned and operated by third parties. Our failure to obtain these services on acceptable terms could materially harm our business.

The disruption of third-party facilities due to maintenance and/or weather could negatively impact our ability to market and deliver our products. Additionally, the third parties’ control when or if such facilities are restored after disruption, and what prices will be charged for products, may have an adverse effect on our operations. Federal and state regulation of oil and natural gas production and transportation, tax and energy policies, changes in supply and demand, pipeline pressures, damage to or destruction of pipelines, and general economic conditions could adversely affect our ability to produce, gather and transport oil and natural gas.

Downturns and volatility in global economies and commodity and credit markets have materially adversely affected our business, results of operations, and financial condition.

Our results of operations are materially adversely affected by the conditions of the global economies and the credit, commodities, and stock markets. Among other things, we have recently been adversely impacted, and anticipate to continue to be adversely impacted, due to a global reduction in consumer demand for oil and gas, and consumer lack of access to sufficient capital to continue to operate their businesses or to operate them at prior levels. In addition, a decline in consumer confidence or changing patterns in the availability and use of disposable income by consumers can negatively affect the demand for oil and gas and as a result our results of operations.

Our oil and natural gas reserves are estimated and may not reflect the actual volumes of oil and natural gas we will receive, and significant inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

The process of estimating accumulations of oil and natural gas is complex and is not exact, due to numerous inherent uncertainties. The process relies on interpretations of available geological, geophysical, engineering, and production data. The extent, quality, and reliability of this technical data can vary. The process also requires certain economic assumptions related to, among other things, oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes, and availability of funds. The accuracy of a reserves estimate is a function of:

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●	the quality and quantity of available data;

●	the interpretation of that data;

●	the judgment of the persons preparing the estimate; and

●	the accuracy of the assumptions.

The accuracy of any estimates of proved reserves generally increases with the length of the production history. Due to the limited production history of our properties, the estimates of future production associated with these properties may be subject to greater variance to actual production than would be the case with properties having a longer production history. As our wells produce over time and more data is available, the estimated proved reserves will be re-determined on at least an annual basis and may be adjusted to reflect new information based upon our actual production history, results of exploration and development, prevailing oil and natural gas prices and other factors.

Actual future production, oil, and natural gas prices, revenues, taxes, development expenditures, operating expenses, and quantities of recoverable oil and natural gas most likely will vary from our estimates. It is possible that future production declines in our wells may be greater than we have estimated. Any significant variance to our estimates could materially affect the quantities and present value of our reserves.

We may purchase oil and natural gas properties with liabilities or risks that we did not know about or that we did not assess correctly, and, as a result, we could be subject to liabilities that could adversely affect our results of operations.

Before acquiring oil and natural gas properties, we estimate the reserves, future oil and natural gas prices, operating costs, potential environmental liabilities, and other factors relating to the properties. However, our review involves many assumptions and estimates, and their accuracy is inherently uncertain. As a result, we may not discover all existing or potential problems associated with the properties we buy. We may not become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. We generally do not perform inspections on every well or property, and we may not be able to observe mechanical and environmental problems even when we conduct an inspection. The seller may not be willing or financially able to give us contractual protection against any identified problems, and we may decide to assume environmental and other liabilities in connection with the properties we acquire. If we acquire properties with risks or liabilities we did not know about or that we did not assess correctly, our business, financial condition, and results of operations could be adversely affected as we settle claims and incur cleanup costs related to these liabilities.

If we do not hedge our exposure to reductions in oil and natural gas prices, we may be subject to significant reductions in prices. Alternatively, we may use oil and natural gas price hedging contracts, which involve credit risk and may limit future revenues from price increases and result in significant fluctuations in our profitability.

In the event that we continue to choose not to hedge our exposure to reductions in oil and natural gas prices by purchasing futures and/or by using other hedging strategies, we may be subject to a significant reduction in prices which could have a material negative impact on our profitability. Alternatively, we may elect to use hedging transactions with respect to a portion of our oil and natural gas production to achieve more predictable cash flow and to reduce our exposure to price fluctuations. While the use of hedging transactions limits the downside risk of price declines, their use also may limit future revenues from price increases. Hedging transactions also involve the risk that the counterparty may be unable to satisfy its obligations. We do not currently have any hedges in place.

We depend significantly upon the continued involvement of our present management.

We depend to a significant degree upon the involvement of our management, specifically, our Chief Executive Officer and Chief Financial Officer, Ryan L. Smith. Our performance and success are dependent to a large extent on the efforts and continued employment of Mr. Smith. We do not believe that Mr. Smith could be quickly replaced with personnel of equal experience and capabilities, and his successor(s) may not be as effective. If Mr. Smith or any of our other key personnel resign or become unable to continue in their present roles and if they are not adequately replaced, our business operations could be adversely affected. The Company entered into an agreement with Mr. Smith on March 5, 2020. The term of Mr. Smith’s Employment Agreement commenced on March 5, 2020, and, unless terminated sooner as provided in the Employment Agreement, will continue until January 1, 2021. After January 1, 2021, the Employment Agreement will automatically renew for one successive term of one year, unless Mr. Smith or the Company provides written notice within 60 days prior to the expiration that the Employment Agreement will not be renewed.

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We have an active Board of Directors that meets several times throughout the year and is intimately involved in our business and the determination of our operational strategies. Members of our Board of Directors work closely with management to identify potential prospects, acquisitions, and areas for further development. If any of our directors resign or become unable to continue in their present role, it may be difficult to find replacements with the same knowledge and experience and as a result, our operations may be adversely affected.

Stockholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through the issuance of securities.

Wherever possible, our Board of Directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of shares of our common stock, preferred stock, or warrants to purchase shares of our common stock. Our Board of Directors has authority, without action or vote of the stockholders, subject to the requirements of The NASDAQ Capital Market (which generally require shareholder approval for any transactions which would result in the issuance of more than 20% of our then outstanding shares of common stock or voting rights representing over 20% of our then outstanding shares of stock, subject to certain exceptions, including sales in a public offering and/or sales which are undertaken at or above the lower of the closing price immediately preceding the signing of the binding agreement or the average closing price for the five trading days preceding the signing of the binding agreement), to issue all or part of the authorized but unissued shares of common stock, preferred stock or warrants to purchase such shares of common stock. In addition, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market in the future. These actions will result in dilution of the ownership interests of existing stockholders and may further dilute common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management’s ability to maintain control of us, because the shares may be issued to parties or entities committed to supporting existing management.

If persons engage in short sales of our common stock, including sales of shares to be issued upon exercise of our outstanding warrants, the price of our common stock may decline.

Selling short is a technique used by a shareholder to take advantage of an anticipated decline in the price of a security. In addition, holders of options and warrants will sometimes sell short knowing they can, in effect, cover through the exercise of an option or warrant, thus locking in a profit. A significant number of short sales or a large volume of other sales within a relatively short period of time can create downward pressure on the market price of a security. Further sales of common stock issued upon exercise of our outstanding warrants could cause even greater declines in the price of our common stock due to the number of additional shares available in the market upon such exercise, which could encourage short sales that could further undermine the value of our common stock. Stockholders could, therefore, experience a decline in the values of their investment as a result of short sales of our common stock.

Our business has been and may continue to be impacted by adverse commodity prices.

The price of crude oil has experienced significant volatility over the last five years, including dropping below $0 per barrel in April 2020, due in part to reduced global demand stemming from the COVID-19 pandemic and oversupply, provided that pricing has since increased to around $35-$40 per barrel as of the filing of this prospectus. A prolonged period of low market prices for oil and natural gas, or further declines in the market prices for oil and natural gas, will likely result in capital expenditures being further curtailed and will adversely affect the Company’s business, financial condition and liquidity and its ability to meet obligations, targets or financial commitments and could ultimately lead to restructuring or filing for bankruptcy, which would have a material adverse effect on the Company’s stock price and indebtedness. Additionally, lower oil and natural gas prices have, and may in the future, cause, a decline in the Company’s stock price. During the year ended December 31, 2019, the daily Cushing, Oklahoma West Texas Intermediate (“WTI”) oil spot price ranged from a high of $66.24 per barrel (Bbl) to a low of $46.31 per Bbl and the NYMEX natural gas Henry Hub spot price ranged from a high of $4.25 per one million British Thermal Units (MMBtu) to a low of $1.75 per MMBtu. During the nine months ended September 30, 2020, the daily Cushing, Oklahoma WTI oil spot price ranged from a high of $63.27 per Bbl to a low of $(36.98) per Bbl in April 2020 and the NYMEX natural gas Henry Hub spot price ranged from a high of $2.57 per MMBtu to a low of $1.33 per MMBtu.

The operators of our Williston Basin wells recently temporarily shut-in such wells to preserve oil and gas reserves for production during a more favorable oil price environment, and while such wells have resumed production, our wells may again be shut-in, should market conditions significantly deteriorate.

In early March 2020, there was a global outbreak of COVID-19 that has resulted in a drastic decline in global demand of certain mineral and energy products including crude oil. As a result of the lower demand caused by the COVID-19 pandemic and the oversupply of crude oil, spot and future prices of crude oil fell to historic lows during the second quarter of 2020 and remain depressed. Operators in North Dakota’s Williston Basin (including the operators of our wells) responded by significantly decreasing drilling and completion activity and shutting in or curtailing production from a significant number of producing wells. Operators’ decisions on these matters are changing rapidly and it is difficult to predict the future effects on the Company’s business. Lower oil and natural gas prices not only decrease our revenues, but an extended decline in oil or gas prices may materially and adversely affect our future business, financial position, cash flows, results of operations, liquidity, ability to finance planned capital expenditures and the oil and natural gas reserves that we can economically produce. While our producing wells are shut-in, we do not generate revenues from such wells, and would need to use our cash on hand and funds we receive from borrowings and the sale of equity in order to pay our operating expenses. A continued period of low-priced oil may make it non-economical for our wells to operate, which would have a material adverse effect on our operating results and the value of our assets. We cannot estimate the future price of oil, and as such cannot estimate, when our wells may again be shut-in by their operators.

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We believe that the global markets, in reaction to general economic conditions and perceived impacts of future global supply, have caused large fluctuations in price, and we believe significant future price swings are likely. We believe that natural gas prices and NGL prices have experienced volatility of comparable magnitude over the same period. Volatility in the prices we receive for our oil and natural gas production have and may continue to adversely affect many aspects of our business, including our financial condition, revenues, results of operations, cash flows, liquidity, reserves, rate of growth, and the carrying value of our oil and natural gas properties, all of which depend primarily or in part upon those prices. The reduction in drilling activity will likely result in lower production and, together with lower realized oil prices, lower revenue, and lower net income or a higher net loss. Declines in the prices we receive for our oil and natural gas can also adversely affect our ability to finance capital expenditures, make acquisitions, raise capital, and satisfy our financial obligations. In addition, declines in prices can reduce the amount of oil and natural gas that we can produce economically and the estimated future cash flow from that production and, as a result, adversely affect the quantity and the present value of our proved reserves. Among other things, a reduction in the amount or present value of our reserves can limit the capital available to us, and the availability of other sources of capital likely will be based to a significant degree on the estimated quantity and value of the reserves.

Warrants we have granted include anti-dilutive rights.

Currently we have outstanding warrants to purchase 50,000 shares of common stock with an exercise price of $5.25 per share, which are subject to “full ratchet” anti-dilution in the event the Company issues additional common stock or common stock equivalents at a price per share less than the exercise price in effect, subject to a floor of $3.92 per share, during the term of the warrants (through June 21, 2022). Specifically, if, while the warrants are outstanding, we issue or are deemed to have issued (which includes shares issuable upon exercise of warrants and options and conversion of convertible securities) securities for consideration less than the then-current exercise price of the warrants, subject to certain excepted issuances, the exercise price of such warrants is automatically reduced to the lowest price per share of the consideration provided or deemed to have been provided for such securities. The exercise price of the warrants to purchase 50,000 shares of common stock will automatically decrease to the $3.00 per share public offering price of the shares sold in the Offering.

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Risks Relating to this Offering and our Securities:

Management will have broad discretion as to the use of the proceeds from this Offering, and may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this Offering and could spend the proceeds in ways that may not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

We currently have an unlimited number of shares of common stock authorized and there may be future issuances or sales of our common stock, which could adversely affect the market price of our common stock and dilute a shareholder’s ownership of common stock.

The exercise of (a) any options granted to executive officers and other employees under our equity compensation plans and (b) of any warrants and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock. Additionally, other than the restrictions set forth in the section titled “Underwriting,” we are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive shares of common stock, and currently have an unlimited number of authorized shares of common stock, provided that we are subject to the requirements of The NASDAQ Capital Market (which generally requires shareholder approval for any transactions which would result in the issuance of more than 20% of our then outstanding shares of common stock or voting rights representing over 20% of our then outstanding shares of stock). Issuances of a substantial number of shares of our common stock and/or sales of a substantial number of shares of our common stock in the public market or the perception that such issuances or sales might occur could materially adversely affect the market price of the shares of our common stock. Because our decision to issue securities in the future, including in connection with any future offering, will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of our future issuances or offerings. Accordingly, our stockholders bear the risk that our future issuances and/or offerings will reduce the market price of our common stock and dilute their stock holdings in us.

We have established preferred stock which can be designated by the Board of Directors without shareholder approval.

We have 100,000 shares of preferred stock authorized, which includes 50,000 shares of Series A Convertible Preferred Stock (of which 50,000 shares are outstanding) and 50,000 shares of Series P preferred stock (none of which are outstanding). Shares of preferred stock may be designated and issued by our Board of Directors without shareholder approval with voting powers, and such preferences and relative, participating, optional, or other special rights and powers as determined by our Board of Directors, which may be greater than the shares of common stock currently outstanding. As a result, shares of preferred stock may be issued by our Board of Directors which cause the holders to have voting power over our shares or provide the holders of the preferred stock the right to convert the shares of preferred stock they hold into shares of our common stock, which may cause substantial dilution to our then common stock stockholders and/or have other rights and preferences (including, but not limited to voting rights) greater than those of our common stock stockholders. Investors should keep in mind that the Board of Directors has the authority to issue additional shares of preferred stock, which could cause substantial dilution to our existing stockholders or result in a change of control. Because our Board of Directors is entitled to designate the powers and preferences of the preferred stock without a vote of our stockholders, subject to NASDAQ rules and regulations, our stockholders will have no control over what designations and preferences our future preferred stock, if any, will have.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this Offering, and investors purchasing our shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this Offering.

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We do not intend to pay dividends on our common stock for the foreseeable future.

We have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock for the foreseeable future. Investors should not rely on an investment in us if they require income generated from dividends paid on our capital stock. Because we do not intend to pay dividends on our common stock, any income derived from our common stock would only come from a rise in the market price of our common stock, which is uncertain and unpredictable.

Future sales of our common stock could cause our stock price to decline.

If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that our stockholders might sell shares of our common stock could also depress the market price of our common stock. Up to $50,000,000 in total aggregate value of securities have been registered by us on a “shelf” registration statement on Form S-3 (File No. 333-248906) that we filed with the Securities and Exchange Commission on September 18, 2020, and which was declared effective on September 25, 2020. We currently have an aggregate of over $48.34 million in securities which will be eligible for sale in the public markets from time to time, subject to the requirements of Form S-3, which limits us, until such time, if ever, as our public float exceeds $75 million, from selling securities in a public primary offering under Form S-3 with a value exceeding more than one-third of the aggregate market value of the common stock held by non-affiliates of the Company every twelve months. Additionally, if our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline significantly. The market price for shares of our common stock may drop significantly when such securities are sold in the public markets. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

Our stock price has historically been and is likely to continue to be, volatile.

Our stock is traded on The NASDAQ Capital Market under the symbol “USEG”. During the last 52 weeks, our common stock has traded as high as $18.57 per share and as low as $2.44 per share. We expect our common stock will continue to be subject to wide fluctuations as a result of a variety of factors, including factors beyond our control. These factors include:

●	price volatility in the oil and natural gas commodities markets;
●	variations in our drilling, recompletion, and operating activity;
●	relatively small amounts of our common stock trading on any given day;
●	additions or departures of key personnel;
●	legislative and regulatory changes; and
●	changes in the national and global economic outlook.

The stock market has recently experienced significant price and volume fluctuations, and oil and natural gas prices have declined significantly. These fluctuations have particularly affected the market prices of securities of oil and natural gas companies like ours.

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Additional Risk Factors:

We have completed a significant acquisition, which requires that we prepare and disclose financial statements with the SEC, which have not been prepared or filed as of the date of this prospectus.

As disclosed in the Current Report on Form 8-K which we filed with the Commission on September 29, 2020, on September 25, 2020, we entered into an Asset Purchase Agreement (APA) with Randolph N. Osherow, as Chapter 7 trustee, for FieldPoint Petroleum Corporation’s Chapter 7 bankruptcy proceedings (the “Seller”). Pursuant to the APA, we acquired all of the Seller’s rights to, and interest in, both operated and non-operated properties primarily in Lea County, New Mexico, and Converse County, Wyoming (the “Properties”). The Properties produced approximately 23,572 barrels of oil equivalent (BOE) for the six months ended June 30, 2020. We paid $25,000 as a deposit in connection with the acquisition and paid the remaining amount of the $500,000 aggregate purchase price (i.e., $475,000), on September 25, 2020, upon the closing of the acquisition, which was subject to the approval of the bankruptcy court. The Properties constitute a ‘business’ and the acquisition of the Properties was significant at a level above 20%, but below 50%, for purposes of the significance tests set forth in Rule 1-02(w) of Regulation S-X. As such, we are required to file audited financial statements meeting the requirements of Regulation S-X and pro forma financial statements in connection with such acquisition within 74 calendar days after the date the acquisition closed (i.e., before December 8, 2020). Notwithstanding that requirement, pursuant to the exception set forth in Regulation S-X, Rule 3-05(b)(4), for financial statements of an acquired business that exceeds 20%, but does not exceed 50% significance, such financial statements are not required to be included in the registration statement of which this prospectus forms a part. Investors in the Offering will not have the benefit of the financial statements or pro forma information relating to the Properties in making their investment decision and the pro forma financial statements of the Company taking into account the acquired Properties may be significantly different than the financial statements of the Company as of June 30, 2020, which could, among other things, result in materially different capitalization and dilution calculations compared to those set forth herein under “Capitalization” and “Dilution”, which do not take into account the acquisition of the Properties.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain information included in this prospectus, any free writing prospectus we may file, the documents or information incorporated by reference herein, and other reports filed by us under the Exchange Act contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “will,” “continue” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under, and incorporated by reference in, “Risk Factors” and elsewhere in this prospectus.

If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, those documents incorporated by reference herein, and those documents which we have filed with the SEC as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

Forward-looking statements speak only as of the date of this prospectus or the date of any document incorporated by reference in this prospectus or any free writing prospectus, as applicable. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

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You should also consider carefully the statements under and incorporated by reference in “Risk Factors” and other sections of this prospectus, and the documents we incorporate by reference or file as part of any free writing prospectus, which addresses additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, any free writing prospectus, and the documents we incorporate by reference. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments, or otherwise, except as otherwise required by law.

You are advised to consult any further disclosures we make on related subjects in our reports on Forms 10-Q, 8-K and 10-K filed with the SEC.

USE OF PROCEEDS

We estimate that the net proceeds of this Offering will be approximately $2.6 million, or approximately $3.0 million if the underwriters exercise in full their option to purchase additional shares of common stock, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Except where indicated, the foregoing discussion assumes no exercise of the underwriters’ option to purchase up to 150,000 additional shares of common stock.

We currently intend to use the net proceeds from this Offering, for general corporate purposes, capital expenditures, and working capital. We may also use all or a portion of the net proceeds from this Offering to fund possible acquisitions of oil and gas properties (but we currently have no agreements or commitments with respect to any acquisition), or for other purposes that the Board of Directors, in their good faith, deems to be in the best interest of the Company.

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Notwithstanding the above, the amounts and timing of our actual expenditures will depend on numerous factors. We may find it necessary or advisable to use portions of the net proceeds for other purposes, and we will have broad discretion in the application and allocation of the net proceeds from this Offering. Pending the use of the net proceeds from this Offering as described above, we intend to invest the proceeds in investment-grade, interest-bearing instruments.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2020:

●	on an actual basis;

●	On a pro forma basis, to give effect to the sale by us, in the September 2020 Offering, which closed on October 2, 2020, of 315,810 shares of common stock at the offering price of $5.25 per share after deducting the placement agent fees and offering expenses payable by us; and

●	On an as-adjusted basis, to give effect to the sale by us, in this Offering, of 1,000,000 shares of common stock at a public offering price of $3.00 per share, after deducting underwriting discounts and fees and estimated offering expenses payable by us.

You should read this table together with the “Use of Proceeds” section included in this prospectus, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, each of which are incorporated by reference into this prospectus.

	As of June 30, 2020 (In thousands, except share and per share amounts) (unaudited)
	Actual	Pro Forma	As Adjusted
Cash, cash equivalents and marketable equitable securities	$963	$2,447	5,021

Stockholders’ equity:
Common stock, $0.01 par value; unlimited shares authorized; 1,399,754, 1,715,564 and 2,715,564 shares issued and outstanding at June 30, 2020, and on a pro forma, and adjusted basis, respectively	$14	$17	27
Additional paid-in capital	137,220	138,701	141,265
Accumulated deficit	(131,636)	(131,636)	(131,636)
Total stockholders’ equity	$5,598	$7,082	9,656

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The number of issued and outstanding shares as of June 30, 2020, in the table excludes (except otherwise indicated):

●	assumes no issuance of shares of common stock in connection with the acquisition of the Newbridge Properties (discussed above under “Prospectus Summary—Recent Events”), which has not closed to date and which transaction is subject to the satisfaction of certain closing conditions;

●	assumes no exercise by the underwriters of their over-allotment option;

●	100,000 shares of common stock issuable upon the exercise of outstanding warrants to purchase shares of common stock at an exercise price of $5.25 per share (of which warrants to purchase 50,000 shares of common stock have since been exercised and which exercise price of the remaining warrants to purchase 50,000 shares has been adjusted to $5.25 per share in connection with the anti-dilution provisions of such warrants prior to this Offering and which will be adjusted to an exercise price of $3.00 per share in connection with the closing of this Offering);

●	31,367 shares of our common stock issuable upon the exercise of outstanding options to purchase shares of common stock at a weighted-average exercise price of $64.78 per share; and

●	79,334 shares of our common stock issuable upon the conversion of the 50,000 shares of our outstanding Series A Convertible Preferred Stock.

Additionally, the actual, pro forma and as adjusted capitalization in the table above as of June 30, 2020, does not take into the Company’s September 25, 2020 acquisition of the Properties (discussed above under “Prospectus Summary—Recent Events”).

DILUTION

Dilution or accretion in net tangible book value per share represents the difference between the portion of the amount per share paid by purchasers of shares in this Offering and the as adjusted net tangible book value per share of our common stock immediately after giving effect to this Offering. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares of common stock outstanding.

Our pro forma net tangible book value as of June 30, 2020, was $8.93 million, or $5.20 per share per share. Pro forma net tangible book value per share represents the amount of our total tangible assets as adjusted to take into account net cash proceeds of approximately $1.48 million from the sale of 315,810 shares of our common stock in the September 2020 Offering.

After giving effect to the sale by us of shares of our common stock in this Offering at a public offering price of $3.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2020 would have been approximately $11.5 million, or approximately $4.24 per share. This represents an immediate decrease in as adjusted net tangible book value of $0.96 per share to existing stockholders and an immediate accretion in net tangible book value of $1.24 per share to new investors purchasing common stock in this Offering. The following table illustrates this per share dilution:

Public offering price per share		$3.00
Pro forma net tangible book value per share as of June 30, 2020	$5.20
Decrease in pro forma as adjusted net tangible book value per share of common stock attributable to this Offering	$(0.96)
Pro forma as adjusted net tangible book value per share of common stock as of June 30, 2020 after giving effect to this Offering		$4.24
Accretion per share to investors participating in this Offering		$1.24

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The information above is as of June 30, 2020, and excludes, as of that date:

●	assumes no exercise by the underwriters of their over-allotment option;

●	100,000 shares of common stock issuable upon the exercise of outstanding warrants to purchase shares of common stock at an exercise price of $11.30 per share (of which warrants to purchase 50,000 shares of common stock have since been exercised and which exercise price of the remaining warrants to purchase 50,000 shares has been adjusted to $5.25 per share in connection with the anti-dilution provisions of such warrants prior to this Offering and which will be adjusted to an exercise price of $3.00 per share in connection with the closing of this Offering);

●	31,367 shares of our common stock issuable upon the exercise of outstanding options to purchase shares of common stock at a weighted-average exercise price of $64.78 per share; and

●	79,334 shares of our common stock issuable upon the conversion of the 50,000 shares of our outstanding Series A Preferred Stock.

Additionally, the above table does not take into consideration the Company’s September 25, 2020 acquisition of the Properties or planned acquisition of the Newbridge Properties (each discussed above under “Prospectus Summary—Recent Events”).

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding options or warrants. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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DIVIDEND POLICY

We do not currently intend to pay any cash dividends on our common stock in the foreseeable future. We expect to retain all available funds and future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends, if any, on our common stock will be at the discretion of our Board of Directors and will depend on, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of November 12, 2020, referred to in the table below as the “Beneficial Ownership Date”, and as adjusted to reflect the sale of our shares offered by us in this Offering assuming no exercise of the underwriters’ option to purchase additional shares, by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class of our securities;

●	each of our directors;

●	each of our named executive officers; and

●	all directors and executive officers as a group.

The column titled “Percentage of Shares Beneficially Owned—Before Offering” is based on a total of 1,765,564 shares of our common stock and 50,000 shares of our Series A Preferred Stock outstanding as of the Beneficial Ownership Date. The column titled “Percentage of Shares Beneficially Owned—After Offering” is based on 2,765,564 shares of our common stock to be outstanding after this offering, including the 1,000,000 shares of our common stock that we are selling in this offering, but not including any exercise (i) by the underwriters of their option to purchase up to 150,000 additional shares of common stock, and (ii) of the 50,000 outstanding shares of our Series A Preferred Stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the Beneficial Ownership Date are deemed outstanding but are not deemed outstanding for computing the percentage ownership of any other person.

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise identified, the address of our directors, director nominees and officers is c/o 675 Bering, Suite 100, Houston, Texas 77057.

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					Percent of Shares Beneficially Owned
Title of Class	Name of Beneficial Owner	Position with Company	Beneficial Ownership		Before Offering	After Offering
Directors, Director Nominees and Executive Officers

Common	Ryan L. Smith	Chief Executive Officer	69,681	(1)	3.9%	2.5%
Common	James W. Denny III	Director	5,000	(2)	* %	* %
Common	Patrick E. Duke	Director	581,927	(3)	33.0%	21.0%
Common	Randall D. Keys	Director	5,000	(2)	* %	* %
Common	Javier F. Pico	Director	10,000	(4)	* %	* %
Common	D. Stephen Slack	Director	5,000	(2)	* %	* %

Common	Directors and executive officers as a group (6 people)		676,608		38.1%	24.4%

Greater than 5% Stockholders

Common	APEG Energy II, L.P.(5)	Stockholder	581,927	(3)	33.0%	21.0%
Common	Sabby Volatility Warrant Master Fund, Ltd.(6)	Stockholder	157,905		8.9%	5.7%
Common	Empery Asset Management, LP(7)	Stockholder	157,905		8.9%	5.7%

Series A Convertible Preferred	Mt. Emmons Mining Company(8)	Series A Convertible Preferred Stockholder	50,000	(9)	100%	100%

* Less than one percent

(1)	Mr. Smith owns 57,450 shares of our common stock and stock options to purchase 10,000 shares of common stock at an exercise price of $11.60 per share, which expire on November 10, 2027. Mr. Smith’s beneficial ownership also includes 2,231 shares currently owned by the employee stock ownership plan (“ESOP”) that Mr. Smith has dispositive power over as an ESOP Trustee.

(2)	Represents 5,000 shares of our common stock issued on January 28, 2020, that vest in full on January 28, 2021.

(3)

Mr. Duke may be deemed to indirectly beneficially own these shares, which are beneficially owned by APEG Energy II, LP, in the following manner: Mr. Duke is the sole member of Duke Capital Services, LLC, which is a managing member of Angelus Private Equity Group, LLC, which is the sole member of Angelus Capital, LLC, which is the sole member of APEG Energy II GP, LLC, which is the general partner and investment advisor of APEG Energy II, LP. Mr. Duke has shared voting power and shared investment power over these shares.

(4)	Represents 8,000 shares of our common stock issued on January 28, 2020, that vest in full on January 28, 2021. Additionally, Mr. Pico owns stock options to purchase 2,000 shares which have an exercise price of $7.20 per share and expire on August 16, 2027.

(5)	Address is 2808 Flintrock Trace, Suite 373, Austin, Texas 78738.

(6)	Sabby Management, LLC (“Sabby”) is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Volatility Warrant Master Fund, Ltd. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The address of principal business office of Sabby Volatility Warrant Master Fund, Ltd., Sabby Management, LLC and Hal Mintz is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458. Sabby Volatility Warrant Master Fund, Ltd. is not a registered broker-dealer or an affiliate of a registered broker-dealer. Based solely on information reported on Schedule 13G filed by Sabby with the SEC on September 30, 2020, which information has not been independently verified or confirmed.

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(7)	Address is 1 Rockefeller Plaza, Suite 1205, New York, New York 10020. Empery Asset Management LP, the authorized agent of Empery Asset Master, Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. Based solely on information reported on Schedule 13G filed by EAM with the SEC on October 5, 2020, which information has not been independently verified or confirmed.

(8)	Address is 333 N. Central Avenue, Phoenix, Arizona 85004.

(9)	On February 11, 2016, Mt. Emmons Mining Company, a subsidiary of Freeport-McMoRan Inc., acquired 50,000 shares of our Series A Convertible Preferred Stock (“Series A Preferred Stock”) with an initial liquidation preference of $2,000,000 ($40.00 per share). The Series A Preferred Stock accrues dividends at a rate of 12.25% per annum and such dividends are not payable in cash but are accrued and compounded quarterly in arrears and added to the initial liquidation preference. As of June 30, 2020, the adjusted liquidation preference was approximately $3.2 million. In no event will the aggregate number of shares of common stock issued upon conversion be greater than 79,334 shares (which is the current number of shares of common stock which such Series A Preferred Stock is convertible into). The Series A Preferred Stock will generally not vote with the Company’s common stock on an as-converted basis on matters put before the Company’s stockholders. Mt. Emmons Mining Company owns 100% of the outstanding Series A Preferred Stock.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of an unlimited number of shares of common stock with a $0.01 par value per share and 100,000 shares of preferred stock, $0.01 par value per share.

As of the date of this prospectus, and prior to the offering of the shares of common stock contemplated hereby, we have 1,765,564 shares of our common stock outstanding and 50,000 shares of our Series A Convertible Preferred Stock outstanding.

The following description of our capital stock is a summary only and is subject to and qualified in its entirety by reference to the applicable provisions of the Wyoming Business Corporation Act, and our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. Please refer to the “Where You Can Find More Information” section of this prospectus for directions on obtaining these documents. You should refer to, and read this summary together with, our Amended and Restated Articles of Incorporation, designations of preferred stock and Amended and Restated Bylaws, each as amended and restated from time to time, to review all of the terms of our capital stock. Our Amended and Restated Articles of Incorporation and amendments thereto are incorporated by reference as exhibits to the registration statement of which this prospectus is a part and other reports incorporated by reference herein.

Common Stock

Each share of our common stock is entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by our Board of Directors. No holder of any shares of our common stock has a preemptive right to subscribe for any of our securities, nor are any shares of our common stock subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of the Company, and after payment to our creditors and preferred stockholders, if any, our assets will be divided pro rata on a share-for-share basis among the holders of our common stock.

Shares of common stock may be issued for such consideration and on such terms as determined by the Board of Directors, without stockholder approval. Holders are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor. We may declare dividends in the future but we expect to retain most or all of our earnings and cash to fund investments and business development. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, except that cumulative voting in the election of directors is permitted (as discussed below). Directors are elected by a plurality of the votes cast.

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The presence of the persons entitled to vote a majority of the outstanding voting shares on a matter before the stockholders constitute the quorum necessary for the consideration of the matter at a stockholders’ meeting.

Except as otherwise required by law, the Amended and Restated Articles of Incorporation, or any certificate of designation, (i) at all meetings of stockholders for the election of directors, a plurality of votes cast are sufficient to elect such directors; (ii) any other action taken by stockholders are valid and binding upon the Company if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, at a meeting at which a quorum is present; and (iii) broker non-votes and abstentions are considered for purposes of establishing a quorum but not considered as votes cast for or against a proposal or director nominee. Each shareholder has one vote for every share of stock having voting rights registered in his or her name, except as otherwise provided in any preferred stock designation setting forth the right of preferred stock stockholders.

In all elections for directors, every holder of the common stock has the right to vote in person, by proxy or by voting trustee under any voting trust, the number of shares of stock owned by him, her or it, for as many persons as there are directors to be elected, or to cumulate such shares and to give one candidate as many votes equal to the number of directors multiplied by the number of his, her or its shares of stock or to distribute them on the same principle among as many candidates as he, she or it desires.

Preferred Stock

The Company is authorized to issue 50,000 shares of Series P preferred stock in connection with a shareholder rights plan that expired in 2011, none of which are outstanding.

The Company has designated 50,000 shares of Series A Convertible Preferred Stock, all of which are currently outstanding. The Series A Convertible Preferred Stock was issued at a value of $40 per share for an aggregate of $2 million. The Series A Convertible Preferred Stock liquidation preference, initially $2 million, increases by quarterly dividends of 12.25% per annum (the “Adjusted Liquidation Preference”). At the option of the holder, each share of Series A Convertible Preferred Stock may initially be converted into 1.33 shares of common stock (the “Conversion Rate”) for an aggregate of 66,667 shares. The Conversion Rate is subject to anti-dilution adjustments for stock splits, stock dividends and certain reorganization events and to price-based anti-dilution protections. At June 30, 2020, the aggregate number of shares of common stock issuable upon conversion is 79,334 shares, which is the maximum number of shares issuable upon conversion. The Series A Convertible Preferred Stock is senior to other classes or series of shares of the Company with respect to dividend rights and rights upon liquidation. No dividend or distribution will be declared or paid on junior stock, including the Company’s common stock, (1) unless approved by the holders of Series A Convertible Preferred Stock and (2) unless and until a like dividend has been declared and paid on the Series A Convertible Preferred Stock on an as-converted basis. The Series A Convertible Preferred Stock does not vote with the Company’s common stock on an as-converted basis on matters put before the Company’s stockholders. However, the holders of the Series A Convertible Preferred Stock have the right to approve specified matters as set forth in the certificate of designation and have the right to require the Company to repurchase the Series A Convertible Preferred Stock in the event of a change of control, for total consideration equal to the face amount of such preferred stock (currently equal to an aggregate of $2 million) and all accrued and unpaid dividends thereon.

Shares of Preferred Stock may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by our Board of Directors prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof.

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The Board may, from time to time, increase the number of shares of any series of Preferred Stock already created by providing that any unissued shares of Preferred Stock shall constitute part of such series, or may decrease (but not below the number of shares thereof then outstanding) the number of shares of any series of any Preferred Stock already created providing that any unissued shares previously assigned to such series shall no longer constitute a part thereof.

Composition of the Board of Directors; Election and Removal of Directors; Filling Vacancies

The Board of Directors consists of five directors, provided that the number may be increased or decreased from time to time by an amendment to the Amended and Restated Bylaws or by a resolution adopted by the Board of Directors. The Board of Directors is divided into three classes, designated as Class One, Class Two and Class Three directors. Directors need not be stockholders of the Company.

Directors serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected. The term of each director continues until the election and qualification of his or her successor and is subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Wyoming Business Corporation Act, the Amended and Restated Articles of Incorporation or the Amended and Restated Bylaws, directors are elected by a plurality of the votes of the shares present in person or represented by a duly authorized and executed proxy at the meeting and entitled to vote on the election of directors.

In all elections for directors, every holder of the common stock has the right to vote in person, by proxy or by voting trustee under any voting trust, the number of shares of stock owned by him, her or it, for as many persons as there are directors to be elected, or to cumulate such shares and to give one candidate as many votes equal to the number of directors multiplied by the number of his, her or its shares of stock or to distribute them on the same principle among as many candidates as he, she or it desires.

Subject to applicable law or by the Amended and Restated Articles of Incorporation, any director or the entire Board of Directors of the Company may be removed without cause by the affirmative vote of a majority of the holders of the Company’s then-outstanding shares entitled to vote generally at an election of directors.

Any vacancy occurring in the Board of Directors by reason of an increase in the number of directors, or for any other reason, may be filled by the affirmative vote of a majority of the directors voting on such matter at a duly convened meeting, or in the event that the directors remaining in office constitute fewer than a quorum of the Board of Directors, by the affirmative vote of a majority of all directors remaining in office.

Limitations of Liability and Indemnification Matters

The Amended and Restated Articles of Incorporation require the Company to indemnify to the fullest extent permitted by and in the manner permissible under the Wyoming Business Corporation Act, as amended from time to time, any person made, or threatened to be made, a party to any threatened, pending or completed action, suit, or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person (a) is or was a director or officer of the Company or any predecessor of the Company or (b) served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent at the request of the Company or any predecessor of the Company; provided, subject to certain exceptions in the Amended and Restated Bylaws, the Company is only required to indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized in advance by the Board of Directors.

To the fullest extent permitted by the Wyoming Business Corporation Act, or any other applicable law, the Company, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to the Amended and Restated Bylaws.

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Anti-Takeover Effects of our Amended and Restated Articles of Incorporation and Wyoming Law

Our Amended and Restated Articles of Incorporation provide for the issuance of up to an unlimited number of shares of common stock, par value $0.01 per share. Our authorized but unissued shares of common stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Our board has the authority to issue an unlimited additional number of shares. The existence of unlimited authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

We may be or in the future we may become subject to Wyoming’s control share law. The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others. The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law. If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Wyoming’s control share law may have the effect of discouraging takeovers of the corporation. In addition to the control share law, Wyoming has a business combination law which prohibits certain business combinations between Wyoming corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s Board of Directors approves the combination in advance. For purposes of Wyoming law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders. The effect of Wyoming’s business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our Board of Directors.

Separately, our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NASDAQ Capital Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

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DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering 1,000,000 shares of common stock, assuming no exercise of the underwriters’ over-allotment option.

The material terms and provisions of our common stock are described above under “Description of Capital Stock—Common Stock”.

UNDERWRITING

We are offering the shares of common stock described in this prospectus through the underwriters listed below. Kingswood Capital Markets, division of Benchmark Investments, Inc. (the “representative”) is acting as sole bookrunner in this Offering and R.F. Lafferty & Co., Inc. is acting as co-manager in this Offering. The underwriters named below have agreed to buy, subject to the terms of the underwriting agreement, the number of shares of common stock listed opposite its name below. The underwriters are committed to purchase and pay for all of the shares of common stock if any are purchased, other than those shares of common stock covered by the over-allotment option described below.

Name of Underwriters	Number of Shares
Kingswood Capital Markets	970,000
R.F. Lafferty & Co., Inc.	30,000
Total	1,000,000

The underwriters have advised us that they propose to offer the shares of common stock to the public at an offering price of $3.00. The underwriters propose to offer the shares of common stock to certain dealers at the same price less a concession of not more than $0.105. After the offering, these figures may be changed by the underwriters.

The common stock sold in this offering are expected to be ready for delivery on or about November 16, 2020, against payment in immediately available funds. The underwriters may reject all or part of any order.

We have granted to the underwriters an option to purchase up to an additional 150,000 shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriters may exercise this option any time during the 45-day period after the date of this prospectus supplement, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase the shares of common stock for which they exercise the option.

The table below summarizes the underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the over-allotment option. In addition to the underwriting discount, we have agreed to pay up to $125,000 of the fees and expenses of the representative of the underwriters, which may include the fees and expenses of counsel to the representative. The fees and expenses of the representative that we have agreed to reimburse are not included in the underwriting discounts set forth in the table below. The underwriting discount and reimbursable expenses the representative will receive were determined through arms’ length negotiations between us and the representative.

	Per Share	Total with no Over-Allotment	Total with Over-Allotment
Public offering price	$3.00	$3,000,000.00	$3,450,000.00
Underwriting discount	$0.21	$210,000.00	$241,500.00
Proceeds, before expenses, to us	$2.79	$2,790,000.00	$3,208,500.00

We estimate that the total expenses of this offering, excluding underwriting discounts, will be $216,000. This includes $125,000 of the fees and expenses of the representative. These expenses are payable by us.

We also have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We, as well as our officers and directors have agreed, subject to limited exceptions, for a period of 180 days after the closing of this Offering, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the representative. The representative may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, each underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, such underwriter may over-allot in connection with this offering by selling more securities than are set forth on the cover page of this prospectus. This creates a short position in our securities for such underwriter’s own accounts. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by such underwriter is not greater than the number of securities that it may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. To close out a short position, such underwriter may elect to exercise all or part of the over-allotment option. Such underwriter may also elect to stabilize the price of our securities or reduce any short position by bidding for, and purchasing, securities in the open market.

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The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, each underwriter may bid for, and purchase, shares of our securities in market-making transactions, including “passive” market-making transactions as described below.

These activities may stabilize or maintain the market price of our securities at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be affected on NASDAQ, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market-making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

●	a passive market maker may not affect transactions or display bids for our securities in excess of the highest independent bid price by persons who are not passive market makers;

●	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market-making bids must be identified as such.

Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the underwriters based on the trading of our common stock prior to the Offering, among other things. Other factors considered in determining the public offering price of the shares include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the Offering and such other factors as were deemed relevant.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, Inc., 462 South 4th Street, Louisville, Kentucky 40202.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “USEG.”

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other websites maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriter, and should not be relied upon by investors.

Other than the prospectus in electronic or printed format, the information on the underwriters’ website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

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Certain Relationships

From time to time, the underwriters and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees.

Except for the services provided in connection with this Offering and as described below, the underwriters have not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus, except as set forth below.

Kingswood Capital Markets, division of Benchmark Investments, Inc., acted as the sole placement agent for the Company on a “reasonable best efforts” basis, in connection with the September 2020 Offering discussed above under “Prospectus Summary—Recent Events” and as described in greater detail in our Current Report on Form 8-K filed with the SEC on October 2, 2020, which is incorporated by reference into this prospectus.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The Loev Law Firm, P.C., Bellaire, Texas, will issue an opinion with respect to the validity of the shares of common stock offered hereby. Ellenoff Grossman & Schole LLP, New York, New York is acting as counsel to the representative for the underwriters in this Offering.

EXPERTS

The consolidated balance sheets of the Company as of December 31, 2019, and 2018, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, have been audited by Plante & Moran, PLLC, as set forth in their report thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Estimates of historical oil and natural gas reserves and related information of the Company as of December 31, 2019, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, are based upon engineering studies prepared by Don Jacks, PE an independent petroleum engineer and State of Texas Licensed Professional Engineer (License #73499) and estimates of historical oil and natural gas reserves and related information of the Company as of December 31, 2018, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, are based upon engineering studies prepared by and for the Jane E. Trusty, PE an independent petroleum engineer and State of Texas Licensed Professional Engineer (License #60812). Such estimates and related information have been so included in reliance upon the authority of Mr. Jacks and Ms. Trusty as an expert in such matters.

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No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, any interest, directly or indirectly, in our Company or any of our parents or subsidiaries, nor was any such person connected with us or any of our parents or subsidiaries, if any, as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the “Investors – SEC Filings” page of our website at https://usnrg.com. Neither this website nor the information on this website is included or incorporated in or is a part of, this prospectus. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC like us. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete, and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement. You should rely only on the information contained or incorporated by reference in this prospectus, and any supplement or amendment hereto. We have not authorized anyone to provide you with information different from that contained in this prospectus. The securities offered under this prospectus are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus, and any free writing prospectus, is accurate only as of the date of this prospectus and any such free writing prospectus, regardless of the time of delivery of this prospectus or any free writing prospectus, or any sale of the securities.

This prospectus constitutes a part of a registration statement we filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares offered hereby, reference is hereby made to the registration statement. The registration statement may be inspected at the website addresses set forth in the paragraph above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus from the date on which we file that document. Any reports filed by us with the SEC (i) on or after the date of filing of the registration statement and (ii) on or after the date of this prospectus and before the termination of the Offering of the securities by means of this prospectus will automatically update and, where applicable, supersede information contained in this prospectus or incorporated by reference into this prospectus.

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We incorporate by reference the documents listed below, all filings filed by us pursuant to the Exchange Act after the date of the registration statement of which this prospectus forms a part, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the time that all securities covered by this prospectus have been sold; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report”), as filed with the SEC on March 30, 2020;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, as filed with the SEC on May 14, 2020, and the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2020, as filed with the SEC on August 14, 2020;

(c)	The Company’s Current Reports on Form 8-K and Form 8-K/A (other than information furnished rather than filed) filed with the SEC on March 5, 2020; March 10, 2020; June 10, 2020, September 29, 2020, October 2, 2020, and November 9, 2020;

(d)	The Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2020; and

(e)	The description of our capital stock contained in our registration statement on Form 10 filed under the Exchange Act with the SEC on January 29, 1973, as amended and restated in the Form 8-K filed with the SEC on April 7, 2014, as the same may be further amended from time to time.

These documents contain important information about us, our business, and our financial condition. Copies of documents incorporated by reference, excluding exhibits except to the extent such exhibits are specifically incorporated by reference, are available from us without charge, from any person, including any beneficial owner, to whom a prospectus is delivered, upon oral or written request to:

U.S. Energy Corp.

675 Bering Dr, Suite 100

Houston, Texas 77057

Attn: Ryan L. Smith, Chief Executive Officer

Email: Ryan@usnrg.com

Phone: (303) 993-3200

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Act or the Exchange Act, excluding any information in those documents that are deemed by the rules of the SEC to be furnished but not filed, after the date of this prospectus and before the termination of this Offering shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC.

We maintain an Internet website at https://usnrg.com where the incorporated reports listed above can be accessed. Neither this website nor the information on this website is included or incorporated in or is a part of, this prospectus. Additionally, the SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, such as the Company, at http://www.sec.gov.

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1,000,000 Shares of Common Stock

PROSPECTUS

Sole Bookrunner

Kingswood Capital Markets

division of Benchmark Investments, Inc.

Co-Manager

R.F. Lafferty & Co., Inc.

November 12, 2020